Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Joe Russo
315-475-6710

J. DANIEL MOHR NAMED CHIEF FINANCIAL OFFICER

FOR ALLIANCE FINANCIAL CORPORATION

AND ALLIANCE BANK, N.A.

SYRACUSE, May 4, 2006 – Alliance Financial Corporation (NASDAQ: ALNC) announced today that it has named J. Daniel Mohr Treasurer and Chief Financial Officer for the nearly $1-billion bank holding company and Executive Vice President and Chief Financial Officer for its wholly owned subsidiary, Alliance Bank, N.A. Mohr succeeds David P. Kershaw, whose retirement was announced by Alliance Financial Corporation on January 31, 2006.

Mohr, who joins Alliance Financial Corporation and Alliance Bank on May 5, 2006, has been Senior Vice President and Chief Financial Officer of Partners Trust Financial Group, Inc., in Utica, NY. Prior to joining Partners Trust Financial Group in 2004, he was Chief Financial Officer for The Pioneer Companies and, before that, Vice President, Treasurer and Chief Financial Officer for Skaneateles Bancorp and Controller for Skaneateles Savings Bank. A graduate of the State University of New York at Binghamton and a Certified Public Accountant, he began his career with KPMG LLP’s audit practice in Syracuse.

“We are extremely pleased to have Dan Mohr joining our executive management team,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “We are fortunate to have such a highly qualified Chief Financial Officer succeeding Dave Kershaw in this role. Dan’s depth of banking and financial experience provides him the expertise that will be critical as we move forward with our significant growth plans.”

Alliance Financial Corporation is headquartered in Syracuse, NY as is Alliance Bank, N.A., which provides banking, trust and investment and commercial leasing through a network of 21 branches in Cortland, Madison, Oneida and Onondaga Counties.

Alliance Bank recently announced plans to open a twenty-second office this summer in Syracuse, near Syracuse University and proximate to the medical community. Alliance Financial Corporation announced on April 24, 2006 that it had reached a definitive agreement with Bridge Street Financial, Inc. to acquire the Oswego-based bank holding company and to merge its subsidiary, Oswego County National Bank, with Alliance Bank.

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